Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Synchrony Financial:

We consent to the use of our reports dated February 8, 2024, with respect to (i) the Consolidated Statements of Financial Position of Synchrony Financial and subsidiaries as of December 31, 2023 and 2022, the related Consolidated Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2023, and the related notes, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2023, which reports appear in the December 31, 2023 annual report on Form 10-K of Synchrony Financial incorporated herein by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

New York, New York

June 28, 2024